                                      EXHIBIT 11

                                CASTLE BANCGROUP, INC.
                          COMPUTATION OF PER SHARE EARNINGS

     The components of basic and diluted EPS for the periods ended March 31, 1998 and 1997 were as follows: (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                           1998          1997
---------------------------------------------------------------------------------
Basic EPS:
     Net Income                                             1,329            397
     Less: preferred stock dividends:                          (7)           (50)
                                                        ---------      ----------
           Income available to common stockholders          1,322            347
                                                        ---------      ----------
                                                        ---------      ----------
     Average common shares                              2,154,189      2,073,658
                                                        ---------      ---------
                                                        ---------      ---------

     Basic EPS                                                .61            .17
                                                        ---------      ----------
                                                        ---------      ----------
Diluted EPS:
     Income available to common stockholders                1,322            347
     Assumed conversion of preferred stock
      (anti-dilutive in 1997)                                   7            N/A
                                                        ---------      ----------
          Income available to common stockholders after
           assumed conversion                               1,329            347
                                                        ---------      ----------
                                                        ---------      ----------
     Average common shares                              2,154,189      2,073,658

     Assumed conversion of preferred stock
      (anti-dilutive in 1997)                              13,043            N/A

     Assumed exercise of stock options                     24,153         21,729
                                                        ---------      ----------
          Average common shares after assumed
           conversions                                  2,191,385      2,095,387
                                                        ---------      ----------
                                                        ---------      ----------
     Diluted EPS                                              .61            .17
---------------------------------------------------------------------------------

(1) COMMON SHARE EQUIVALENTS RESULT FROM STOCK OPTIONS BEING TREATED AS IF THEY HAD BEEN EXERCISED AND ARE COMPUTED BY APPLICATION OF THE TREASURY STOCK METHOD.